NEWS RELEASE

EVEREST RE GROUP, LTD.
Wessex House, 45 Reid Street, 2nd Floor, Hamilton HM DX, Bermuda

Contact:  Elizabeth B. Farrell
Vice President, Investor Relations
Everest Global Services, Inc.
908.604.3169

For Immediate Release

Gerri Losquadro Appointed to the Board of Directors of Everest Re Group, Ltd.

HAMILTON, Bermuda – May 16, 2014 -- Everest Re Group, Ltd. (NYSE: RE) announced the appointment of Gerri Losquadro to its Board of Directors, effective May 14, 2014.

Ms. Losquadro recently retired as Senior Vice President and head of Global Business Services at Marsh & McLennan Companies. Prior to assuming this role, Ms. Losquadro had been a Managing Director and senior executive for Guy Carpenter, a leading reinsurance broker and subsidiary of the Marsh & McLennan Companies.  Ms. Losquadro joined Guy Carpenter in 1992 from AIG where she had spent six years in various senior level positions throughout the organization. Ms. Losquadro began her insurance career at The Hartford and also gained experience at Zurich Insurance Group before joining AIG in 1986.

Ms. Losquadro is a founding partner of the LIFE Event, an LPGA Pro Am sponsored by the Val Skinner Foundation, and is a member of its advisory board. The LIFE Event is recognized as one of the biggest single day golf event fundraisers for breast cancer initiatives.

Ms. Losquadro holds a Bachelor of Arts degree in Psychology and Sociology from the State University of New York at Stony Brook.

Mr. Joseph V. Taranto, Chairman said "I have known Gerri for more than 25 years and am very pleased to welcome her to the Everest Board of Directors. She brings a wealth of knowledge and experience, having held executive positions across a variety of disciplines within the insurance and reinsurance industry. She will bring a unique perspective that will complement our current Board."

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest Reinsurance Company (Ireland), Limited provides reinsurance to non-life insurers in Europe. Mt. Logan Re, a segregated cell company, capitalized by the Company and third party investors, is a specialty reinsurer of catastrophe risks. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Everest Insurance Company of Canada provides property and casualty insurance to policyholders in Canada. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestregroup.com.